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                                                                   Exhibit 10.6

                            DANIEL INDUSTRIES, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                   ARTICLE 1

                                    PURPOSE


         The purpose of this Deferred Compensation Plan (the "Plan") is to provide a means whereby Daniel Industries, Inc., a Delaware corporation (the "Company"), may afford additional financial security to a select group of key management employees of the Company who have rendered and continue to render valuable services to the Company, constituting an important contribution towards the Company's continued growth and success, by providing for additional future compensation to such employees so that they may be retained and their productive efforts encouraged.

         The Plan is intended to qualify for the exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees





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                                   ARTICLE 2

                       DEFINITIONS AND CERTAIN PROVISIONS


         Actual Contribution. "Actual Contribution" means for each Participant, the product of the Participant's Target Contribution multiplied by the Employer Contribution and divided by four times the Target Aggregate Contribution.

         Age at Enrollment. "Age at Enrollment" means a Participant's age nearest (rounded to the nearest whole number) at the beginning of the first Plan Year for which the Participant is a Participant.

         Average Compensation. "Average Compensation" means the average of the Participant's Compensation over the most recent 36 Months of Plan
Participation, or if a Participant has less than 36 Months of Plan Participation, the average of the Participant's Compensation since the Participant became a Participant.

         Board.  "Board" means the board of directors of the Company.

         Compensation. "Compensation" means a Participant's cash compensation including base salary and any cash bonus or cash incentive. Calculation of "Compensation" for this Plan shall





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be prior to any reduction for, or deferral to the Company's 401(k) Plan.

         Declared Rate. "Declared Rate" means with respect to any Plan Year the interest rate used to calculate the amount of interest that will be credited during such Plan Year to a Participant's Deferral Account prior to Retirement. The Declared Rate for each Plan Year shall be determined by the Committee, in its complete and sole discretion, and will be announced on or before January 1 of the applicable Plan Year (except in the initial Plan Year when the Declared Rate shall be 7.5%).

         Deferral Account. "Deferral Account" means the account maintained on the books of account of the Company for each Participant pursuant to Section 4.2.

         Eligible Employee. "Eligible Employee" means each of those key management Employees selected by the Company to participate in the Plan.

         Employee. "Employee" means any person employed by the Employer on a regular full-time salaried basis, including officers of the Employer, other than employees covered by a collective bargaining agreement between the Employer and a union.





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         Employer.  "Employer" means the Company and any subsidiary or affiliate of the Company.

         Employer Contribution. "Employer Contribution" means the credit to a Participant's Deferral Account pursuant to Section 4.2. The amount of the Employer Contribution for all Participants shall be determined by the Board, in its complete and sole discretion, and will be announced on or before January 1 of the applicable Plan Year (except in the initial Plan Year when the Employer Contribution shall be $290,046.62).

         Participant. "Participant" means an Eligible Employee participating in the Plan in accordance with the provisions of Article 4.

         Plan Year. "Plan Year" means the calendar year, except that the initial Plan Year shall begin July 1, 1995, and end December 31, 1995.

         Retirement. "Retirement" means the termination of a Participant's employment with the Employer, for reasons other than death or disability, on or after the date as of which the Participant has both attained age 65 and has 10 or more Years of Plan Participation.





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         Retirement Rate.  "Retirement Rate" means with respect to any Plan
Year the rate of interest used to calculate the payments to the Participants whose benefits begin in such Plan Year. The Retirement Rate for each Plan Year shall be the average of the Declared Rate for the ten (10) immediately preceding Plan Years, or the total number of Plan Years if less than ten (10).

         Target Aggregate Contribution. "Target Aggregate Contribution" means the sum of the Target Contributions for all Participants.

         Target Contribution. "Target Contribution" means for each Participant, the product of the Participant's Compensation for the calendar quarter and the Participant's Target Percentage.

         Target Percentage. "Target Percentage" means for each Participant, the Percentage on the attached Schedule A which corresponds to the Participant's Age at Enrollment.

         Termination. "Termination" means the termination of employment with the Employer for reasons other than Retirement, death, or disability.

         Vested Percentage. "Vested Percentage" means the percentage to be multiplied by the Deferral Account, such product to be





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used to adjust the value of the Deferral Account upon Termination of the
Participant. A Participant's Vested Percentage shall be determined by dividing the Participant's Months of Plan Participation by the number of months from the time the Participant became a Participant until the Participant would have been eligible for Retirement, including the month in which the Participant attains eligibility for Retirement.

         Months of Plan Participation. "Months of Plan Participation" means the number of consecutive months during which a Participant is employed by the Employer after being designated as a Participant.

         Years of Plan Participation. "Years of Plan Participation" means the number of consecutive Plan Years during which a Participant is employed by the Employer after being designated as a Participant.



                                   ARTICLE 3

                           ADMINISTRATION OF THE PLAN


         The Board shall appoint a plan administration committee (the "Committee") composed of not less than three (3) members which shall administer the Plan. Subject to the provisions of the foregoing sentence, the Board may fix or change the number of members of the Committee at any time at its discretion. Each





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member of the Committee shall serve until he resigns, retires or becomes unable to serve due to death or disability, or until he is removed by the Board. The Committee shall establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Committee shall be by vote of a majority of its members and shall be final and binding unless the Board should determine otherwise.
Members of the Committee who are otherwise Eligible Employees shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member as a Participant.


                                   ARTICLE 4

                                 PARTICIPATION


         4.1 Participation. As soon as practical following adoption of the Plan, the Board shall designate those Employees who shall be Participants in the initial Plan Year. Then, any Eligible Employee will automatically be a Participant in the Plan beginning with the Plan Year following the Participant's designation as an Eligible Employee. Each Participant shall complete an enrollment agreement which shall be in a form prescribed by the Committee.





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         4.2  Deferral Account.  The Committee shall establish and maintain a separate Deferral Account for each Participant. An amount equal to the Actual Contribution shall be credited by the Employer to the Participant's Deferral Account no later than the last day of each calendar quarter following a Participant's enrollment in the Plan and such Deferral Account shall be debited by the amount of any payments made by the Employer to the Participant or the Participant's beneficiary pursuant to this Plan.

         4.3 Pre-Retirement Interest. The Deferral Account of a Participant shall be deemed to bear interest from the date such Deferral Account was established through the date his employment with the Company terminates, at a rate equal to the Declared Rate as in effect from time-to-time. Such interest shall be credited each month at one-twelfth (1/12) of the Declared Rate on the balance in the Participant's Deferral Account as of the beginning of the Plan Year plus the Employer Contributions made to the Participant's Deferral Account during such Plan Year, and prior to the beginning of the month. Interest will be compounded annually.

         4.4 Valuation of Accounts. The value of a Deferral Account as of any date shall equal the amounts theretofore credited and debited to such account plus the interest deemed to be earned





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on such account in accordance with Section 4.3 through the day preceding such date.

         4.5 Statement of Accounts. The Committee shall submit to each Participant, within a reasonable period of time after the close of each Plan Year, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in his Deferral Account.


                                   ARTICLE 5

                                    BENEFITS


         5.1 Retirement Benefit. Upon Retirement, the Employer shall pay a Participant's benefits in a lump sum amount, or in equal installments, the amount, timing and duration of which will be determined based upon the retirement option selected by such Participant pursuant to Section 5.2.

         5.2 Retirement Option. If no other valid election is made, then following Retirement a Participant shall receive equal monthly payments for 180 months, the present value of which, discounted using the Retirement Rate equals the value of the Participant's Deferral Account upon Retirement. The Participant may elect with respect to the manner of payment of his benefits at Retirement one of the following options, such





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election to be made no later than the first day of the Plan Year preceding the
Plan Year in which Retirement occurs:

                 (a) To receive equal monthly payments for a fixed period of not less than one (1) year nor more than twenty (20) years, the present value of which, discounted using the Retirement Rate, equals the value of the Participant's Deferral Account upon Retirement.

                 (b) To receive payment in a lump sum equal to the value of the Participant's Deferral Account upon Retirement.

                 (c) To receive payment in any other manner that is the actuarial equivalent of the value of the Participant's Deferral Account upon Retirement and that is approved by the Committee.

         5.3 Termination Benefit. In the event of any termination of a Participant's employment prior to eligibility for Retirement other than by reason of death or disability, the Employer shall maintain a Deferral Account for such terminated Participant in an amount equal to the value of his Deferral Account as of the date of termination multiplied by the Vested Percentage based on the Participant's completed months of Plan Participation, until such Participant would have been eligible to receive a Retirement benefit. During this period, interest will be credited at the rate of sixty percent (60%) of the Declared Rate for each Plan Year following termination until Retirement eligibility is attained. At that time, the Employer





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will pay to the Participant a Retirement benefit as described in Article 5.1.
Following termination of employment a Participant shall not be eligible for any other benefits.

         5.4  Survivor Benefits.
                 (a) If at the time of his enrollment, a Participant is found to be insurable at rates acceptable to the Company, then:

                 If the Participant dies prior to commencement of payment of any Retirement Benefit under the Plan, the Employer will pay to the Participant's beneficiary, beginning on the first day of the month following the month of death (i) a monthly benefit equal to one hundred percent (100%) of the Participant's monthly Average Compensation at the time of death, payable for twelve (12) months, followed by (ii) a monthly benefit equal to fifty percent (50%) of the Participant's Average Compensation at the time of death, payable for one hundred sixty-eight (168) months.

                 If the present value of the payments determined in this
         Section 5.4(a), discounted using the Retirement Rate, is less than the Participant's Deferral Account as of the date of the Participant's death, then the amount of such payments shall be increased by the amount necessary to cause the present value of the increased payments, discounted using the Retirement Rate, to equal the value of the Participant's Deferral Account as of the date of the Participant's death.





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                 (b)      If at the time of his enrollment, a Participant is
         found not to be insurable at a rate acceptable to the Company, then:

                 If the Participant dies prior to commencement of payment of any Retirement Benefit under the Plan, the Employer will pay to the Participant's beneficiary a benefit as if the Participant had been eligible for Retirement and retired on the date of his death. The Participant shall be 100% vested at the time of his death. However, the Board, in its sole discretion, may at any time after the Participant's enrollment choose to extend the Survivor Benefit described in Section 5.4(a) to the Participant.

                 (c) If a Participant dies after the commencement of the payment of any Retirement Benefit under the Plan, the payments, if any to be made to the Participant's beneficiary shall be a continuation of the payments that otherwise would have been made to the Participant.

         5.5 Disability. If a Participant is deemed to be disabled pursuant to the Daniel Industries, Inc. Long Term Disability Plan, he will be deemed to have incurred a disability for purposes of this Plan. During any period that a Participant is considered to be disabled, the Committee shall have the discretion to distribute the Participant's vested account balance to the Participant. If the vested account balance is not distrib-





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uted, the Employer shall maintain a Deferral Account for such disabled
Participant in an amount equal to the value of his Deferral Account as of the date on which the disability commenced, and such Deferral Account shall continue to be credited with interest in accordance with the provisions of
Section 4.3 of the Plan. However, except as herein specifically provided, no Employer Contributions shall be made to a Participant's Deferral Account during any period that such Participant is considered to be disabled.

         A Participant will cease to be disabled under this Plan, upon the happening of the earliest of the following:

                 (a) the Participant's recovery from disability as determined under the Daniel Industries, Inc. Long Term Disability Plan;

                 (b)      the Participant's death;

                 (c) the Participant's attainment of eligibility for Retirement had he been actively employed.

         If a Participant's disability terminates pursuant to (a) above, the Participant shall be treated as terminating employment with the Employer on the date of his recovery unless within sixty (60) days thereafter he returns to status as an Employee. Upon return to status as an Employee, the Employer





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shall resume crediting to the Deferral Account the Employer's Contribution
pursuant to Section 4.2.

         If a Participant's disability terminates by reason of his death, the rights of his beneficiary shall be determined pursuant to Section 5.4.

         If the Participant's disability terminates by reason of (c) above, the Participant shall be treated as having retired with respect to the Plan on the date of termination of disability and shall be entitled to a Retirement Benefit determined pursuant to Section 5.1.

         5.6 Withholding; Unemployment Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder the taxes required to be withheld by the federal or any state or local government.

         5.7 Non-vested Benefits. Notwithstanding anything in Article 5 to the contrary, any amount credited to the Participant's Deferral Account which is not vested pursuant to the provisions of the Plan at the date a Participant's employment is terminated, for a reason other than Retirement, death or disability, shall be forfeited.





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                                   ARTICLE 6

                            BENEFICIARY DESIGNATION


         Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form prescribed by the Committee.

         The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a beneficiary designation form shall revoke such designation. The spouse of a married Participant domiciled in community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

         If a Participant fails to designate a beneficiary as provided above, or if his beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if all designated beneficiaries predecease the Participant, then in the event of the Participant's death prior





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to the complete distribution of the benefits due him under the Plan, the
Committee shall direct the distribution of such benefits to the Participant's spouse, if living, or if not, the executor, administrator or other personal representative of the Participant's estate.

         If any beneficiary who is receiving benefits under the terms of the Plan dies prior to receiving all of the benefits due him, then any remaining benefits due him shall be paid to his estate.

         Notwithstanding any provision of this Plan to the contrary, any beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Committee.


                                   ARTICLE 7

                       AMENDMENT AND TERMINATION OF PLAN



         7.1 Amendment. The Board, in its discretion, may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the benefits then in pay status under the Plan as of the date of such amendment or if not in pay status, to less than the Termination Benefit, pursuant to Section 5.3, as of such date. Written





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notice of any amendment shall be given each Employee then participating in the
Plan.

         7.2  Termination.

                 (a) Employer's Right to Terminate. The Board may, in its discretion, at any time terminate the Plan.

                 (b) Payments Upon Termination. Upon any termination of the Plan under this Section 7.2, the Participants who are not receiving benefit payments under the Plan will be deemed to have terminated employment for purposes of the Plan as of the date of such termination. The Employer will pay to each such Participant in one lump sum the Participant's Vested Percentage of the value of the
         Participant's Deferral Ac   count, determined as if such Participant
         had terminated employment on the date of termination of the Plan (except that the Vested Percentage of a Participant who is eligible for Retirement or who is disabled shall be 100%). In the case, however, of Participants or their beneficiaries who are receiving benefit payments under the Plan on the date of any termination of the Plan, the Committee, in its sole discretion, shall have the option of either (1) continuing the unpaid installments to the Participants or their beneficiaries as though the Plan had not been terminated or (2) making a lump sum payment to each Participant or his beneficiary that is the actuarial equivalent of the unpaid installments due such Participant or beneficiary.





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                                   ARTICLE 8

                                 MISCELLANEOUS


         8.1 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Employer, and shall be unsecured general creditors of the Employer with respect to amounts claimed under the Plan. Any and all of the Employer's assets shall be, and remain, the general unpledged, unrestricted assets of the Employer. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

         8.2 Obligations to Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owing it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

         8.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer,





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hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

         8.4 Employment Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Employer.

         8.5 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses to so cooperate, the Committee shall have no further obligation to the Participant under the Plan. If a Participant commits suicide during the two (2) year period beginning on the later of (a) the effective date of this Plan or (b) the first day of the first Plan Year of such Participant's participation





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in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his beneficiary. However, in the Committee's sole discretion, benefits may be payable in reduced amount.

         8.6 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

         8.7 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

         8.8 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

         8.9 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer,





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directed to the attention of the President of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or receipt for registration or certification.

         8.10 Arbitration. Any controversy or claim arising out of or relating to the Plan, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction thereof.

         8.11 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Texas.

         8.12 Claims Procedure. If a Participant believes that he has not received all benefits to which he is entitled under the Plan, he may make a claim for such benefits by filing a written claim with the Committee. The Committee will respond to the claim within a reasonable period of time, but not later than ninety days after the claim is filed (or one hundred eighty days if special circumstances cause a delay). If the claim is denied or reduced for any reason, the Committee will notify the claimant in writing, setting forth the specific reasons for denial or reduction of the claim, and any additional information which is necessary to perfect the claim. The notification





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will also inform the claimant as to the steps necessary to submit the claim for further review. Any claim for review must be submitted within sixty days after receipt of the written notification. A claimant must be given the opportunity for a full hearing and review. The Committee must render a decision in writing within sixty days (or one hundred twenty days if special circumstances cause a delay) after the hearing or request for a review.


         Executed this _____ day of ___________________, 1995.



         Daniel Industries, Inc.



         by:
             -----------------------------------




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                                   Schedule A


       Age at Enrollment                            Target Percentage
             35                                            9.04%
             36                                            9.53%
             37                                           10.06%
             38                                           10.64%
             39                                           11.26%
             40                                           11.93%
             41                                           12.66%
             42                                           13.46%
             43                                           14.34%
             44                                           15.30%
             45                                           16.36%
             46                                           17.54%
             47                                           18.86%
             48                                           20.34%
             49                                           20.98%
             50                                           23.80%
             51                                           26.63%
             52                                           29.45%
             53                                           32.28%
             54                                           35.10%
             55 and older                                 37.93%





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